Exhibit 10.12


MEMORANDUM OF UNDERSTANDING BETWEEN KANAKARIS COMMUNICATIONS,
INC. AND ALLIANCE EQUITIES

It is hereby agreed:

1) Alliance Equities will make available to Kanakaris Communications, Inc. a five million revolving line of credit, and that indebtedness incurred by Kanakaris in utilizing the line of credit may be paid either with cash or the issuance of stock.

2) Alliance Equities and Kanakaris Communications, Inc. will sign mutually acceptable final terms of the agreement within seven days. In order to facilitate this, both parties will meet in person with Kanakaris Communications, Inc. counsel Gerard Casale who will draft the final agreement.

3) Alliance Equities will immediately make available to the line of credit to Kanakaris with the understanding that any money advanced to Kanakaris in the interim of signing the final agreement will be returned if, for any reason, no final agreement is reached.

4) Kanakaris and Alliance have had successful prior dealings which provide a comfort level to both parties that a final agreement can be reached within the seven day timetable. Kanakaris is satisfied as to the financial means of Alliance Equities by virtue of its previous investments in Kanakaris.

5) Alliance Equities will continue its on-going consulting services to Kanakaris Communications, Inc. which include, but are not limited to, strategic growth advice and introductions, marketing advice, business ideas, etc. Alliance will be compensated for these services at its customary rate, and Kanakaris has the option to pay for these services, at its option, either in cash, the issuance of stock, or credit towards to the purchase of stock by Alliance.


Agreed on February 25, 1999.



/S/ Alex Kanakaris                                    /S/ Richard Epstein
CEO                                                   President
Kanakaris Communication, Inc.                         Alliance Equities